EXHIBIT 10.29

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of

July 19, 2007

by and among

CLI FUNDING II LLC

as Borrower

BEAR STEARNS CORPORATE LENDING INC.

CITIGROUP GLOBAL MARKETS REALTY CORP.

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Lenders

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Agent

and

BEAR, STEARNS & CO. INC.

CITIGROUP GLOBAL MARKETS REALTY CORP.

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	1.1.	Definitions	1
	1.2.	Rules of Interpretation	27
2.	THE CREDIT FACILITY		28
	2.1.	Commitment to Lend	28
	2.2.	Term Loan Facility	28
	2.3.	The Notes	28
	2.4.	Interest on Credit Loans	28
	2.5.	Requests for Credit Loans	29
	2.6.	Continuation of Type of Credit Loan	29
	2.7.	Funds for Credit Loan	29
3.	REPAYMENT OF THE CREDIT LOANS		31
	3.1.	Maturity	30
	3.2.	Mandatory Repayments of Credit Loans	30
	3.3.	Optional Repayments of Credit Loans	31
4.	TRUST ACCOUNT		31
	4.1.	Trust Account	31
	4.2.	Investments	34
5.	CERTAIN GENERAL PROVISIONS		35
	5.1.	Funds for Payments	35
	5.2.	Computations	38
	5.3.	Inability to Determine LIBOR Rate	38
	5.4.	Illegality	38
	5.5.	Additional Costs, etc	39
	5.6.	Capital Adequacy	40
	5.7.	Certificate	40
	5.8.	Indemnity	41
	5.9.	Limitation on Increased Costs	41
	5.10.	Interest After Default	41
6.	COLLATERAL SECURITY		41
	6.1.	Security of Borrower	41
7.	REPRESENTATIONS AND WARRANTIES		42
	7.1.	Corporate Authority	42
	7.2.	Governmental Approvals	42
	7.3.	Title to Properties; Leases	43
	7.4.	Financial Statements	43
	7.5.	[Reserved.]	43
	7.6.	Litigation	43
	7.7.	No Materially Adverse Contracts, etc	44

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	7.8.	Compliance with Other Instruments, Laws, etc	44
	7.9.	Tax Status	44
	7.10.	Investment Company Act	44
	7.11.	Perfection of Security Interest	44
	7.12.	Employee Benefit Plans	44
	7.13.	Place of Business	46
	7.14.	Subsidiaries, etc	46
	7.15.	Bank Accounts	46
	7.16.	Disclosure	46
	7.17.	Foreign Assets Control Regulations, Etc	46
	7.18.	Margin Regulations	46
	7.19.	Solvency and Separateness	47
	7.20.	No Default	48
	7.21.	Ownership of the Borrower	48
	7.22.	Use of Proceeds	48
	7.23.	ERISA Lien	48
	7.24.	Tax Election of the Borrower	48
8.	AFFIRMATIVE COVENANTS		48
	8.1.	[Reserved]	48
	8.2.	Maintenance of Office	48
	8.3.	Records and Accounts	48
	8.4.	Financial Statements, Certificates and Information	48
	8.5.	Notices	50
	8.6.	Legal Existence; Maintenance of Properties	51
	8.7.	Insurance	51
	8.8.	Taxes	51
	8.9.	Inspection of Properties and Books, etc	51
	8.10.	Compliance with Laws, Contracts, Licenses, and Permits	53
	8.11.	Use of Proceeds	53
	8.12.	Employee Benefit Plans	53
	8.13.	Further Assurances	53
	8.14.	Non-Consolidation of the Borrower	54
	8.15.	Investment Company Act	54
	8.16.	Payments of Collateral	54
	8.17.	UNIDROIT Convention	55
	8.18.	Hedging Requirements	55
9.	CERTAIN NEGATIVE COVENANTS		55
	9.1.	Restrictions on Indebtedness	55
	9.2.	Restrictions on Liens	55
	9.3.	Restrictions on Investments	56
	9.4.	Restricted Payments	56
	9.5.	Merger, Consolidation and Disposition of Assets	57
	9.6.	Sale and Leaseback	58
	9.7.	Compliance with Environmental Laws	58

-ii-

	9.8.	Employee Benefit Plans	58
	9.9.	Business Activities	59
	9.10.	Fiscal Year	59
	9.11.	Transactions with Affiliates	59
	9.12.	[Reserved]	59
	9.13.	Other Agreements	59
	9.14.	Charter Documents	59
	9.15.	Capital Expenditures	59
	9.16.	Permitted Activities; Compliance with Organizational Documents	60
	9.17.	Subsidiaries	60
	9.18.	Amendment of Intercreditor Agreement	60
	9.19.	Depreciation Policy	60
	9.20.	OFAC	60
10.	[reserved]		60
11.	CLOSING CONDITIONS		60
	11.1.	Loan Documents, etc	60
	11.2.	Certified Copies of Governing Documents	61
	11.3.	Corporate or Other Action	61
	11.4.	Incumbency Certificate	61
	11.5.	Validity of Liens	61
	11.6.	Perfection Certificates and UCC Search Results	61
	11.7.	Financial Statements	61
	11.8.	Certificates of Insurance	61
	11.9.	Acquisition	62
	11.10.	Borrowing Base Report	62
	11.11.	Solvency Certificate	62
	11.12.	Opinion of Counsel	62
	11.13.	Payment of Fees	62
	11.14.	Representations True; No Event of Default	62
	11.15.	Equity Investments	62
	11.16.	Indebtedness to be Paid	62
	11.17.	Acquired Business Financial Statements	63
	11.18.	Pro Forma Financial Statements; Projections	63
	11.19.	No Material Adverse Change	63
	11.20.	Maximum Number of Funding Dates	63
12.	[reserved].		63
13.	EVENTS OF DEFAULT; ACCELERATION; ETC		63
	13.1.	Events of Default and Acceleration	63
	13.2.	Reserved	66
	13.3.	Remedies	66
	13.4.	Distribution of Collateral Proceeds	67
14.	THE AGENT.		67
	14.1.	Authorization; Reliance by Agent.	67
	14.2.	Delegation of Duties	69
	14.3.	Exculpatory Provisions	69
	14.4.	No Representations	70

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	14.5.	Payments	70
	14.6.	Holders of Notes	71
	14.7.	Reimbursement by Lenders	71
	14.8.	Rights as Lender	72
	14.9.	Resignation of Agent	72
	14.10.	Notification of Defaults and Events of Default	73
	14.11.	Duties in the Case of Enforcement	73
	14.12.	Agent May File Proofs of Claim	73
	14.13.	No Other Duties, etc	74
15.	ASSIGNMENT.		74
	15.1.	General Conditions	74
	15.2.	Assignments	74
	15.3.	Register	75
	15.4.	Participations	76
	15.5.	Certain Pledges	76
	15.6.	New Notes	77
	15.7.	Assignment by Borrower	77
16.	PROVISIONS OF GENERAL APPLICATIONS		77
	16.1.	Setoff; Proration of Payments	77
	16.2.	Expenses	78
	16.3.	Indemnification	78
	16.4.	Treatment of Certain Confidential Information	79
	16.5.	Survival of Covenants, Etc	81
	16.6.	Notices	81
	16.7.	Governing Law; Submission to Jurisdiction; Waiver of Venue	82
	16.8.	Headings	82
	16.9.	Counterparts	83
	16.10.	Entire Agreement, Etc	83
	16.11.	Waiver of Jury Trial	83
	16.12.	Consents, Amendments, Waivers, Etc	83
	16.13.	Severability	85
	16.14.	Joint Lead Arranger	85

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Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Assignment and Acceptance

Schedules

Schedule 1	Lenders and Commitments
Schedule 2	Prior Transaction Documents
Schedule 7.12	ERISA Disclosure
Schedule 7.15	Bank Accounts

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CREDIT AGREEMENT

This Credit Agreement is made as of July 19, 2007, by and among CLI FUNDING II LLC (the “Borrower”), a Delaware limited liability company having its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656, BEAR STEARNS CORPORATE LENDING INC. (“Bear”), CITIGROUP GLOBAL MARKETS REALTY CORP., (“Citigroup”), DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation organized under the laws of the State of New York (“DB”; each of Bear, Citigroup and DB, a “Lender” and collectively, the “Lenders”), and CITIGROUP GLOBAL MARKETS REALTY CORP., a corporation organized under the laws of the State of New York, as Agent for itself and such other lending institutions (the “Agent”), and each of Bear, Stearns & Co. Inc. (“BSC”), Citigroup and Deutsche Bank Securities Inc. (“DBSI”), as a joint lead arranger (each, a “Joint Lead Arranger” and collectively, the “Joint Lead Arrangers”).

WITNESSETH:

In consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. As used in this Credit Agreement, the following terms shall have the following meanings:

Acquired Business. All of the container and chassis businesses of Interpool Inc. and its Subsidiaries.

Acquisition. The transaction described in the Merger Agreement.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Agent.

Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

Agent. As defined in the preamble hereto and each other Person appointed as the successor Agent in accordance with Section 14.9.

Agent Fee. This term shall have the meaning set forth in the Fee Letter.

Agent’s Office. The Agent’s office located at 390 Greenwich Street, New York, New York 10013, or at such other location as the Agent may designate from time to time.

Agent’s Special Counsel. Thacher Proffitt & Wood LLP or such other counsel as may be selected by the Agent.

Aggregate Net Book Value. As of any date of determination, an amount equal to the sum of the then Net Book Values of all Eligible Containers that are not then subject to a Direct Finance Lease.

Aggregate Net Present Value of Direct Finance Lease Receivables. As of any date of determination, the sum of the then Net Present Value of Direct Finance Lease Receivables of all Eligible Containers that are then subject to a Direct Finance Lease.

Aggregate Note Principal Balance. As of any date of determination, an amount equal to the sum of the then unpaid principal balances of all Notes.

Applicable Margin. The Applicable Margin for each Interest Period shall be as set forth in the Fee Letter.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower.

Approved Fund. Any Fund that is administered or managed by (a) an Initial Lender, (b) an Affiliate of an Initial Lender or (c) an entity or an Affiliate of an entity that administers or manages an Initial Lender.

Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

Available Distribution Amount. This term is defined in Section 4.1(d) hereof.

Average Age. As of any Determination Date, an amount equal to the quotient of (a) the sum, for each vintage year (based on date of manufacture) of an amount equal to the product of (i) the number of Containers (including any Container subject to a Direct Finance Lease) included in such vintage year, multiplied by (ii) the age of such Containers (measured from the date of manufacture thereof) divided by (b) the aggregate number (measured in units) of all such Containers.

Balance Sheet Date. May 31, 2007.

Bankruptcy Code. The Bankruptcy Reform Act of 1978, as amended.

Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by the Agent as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) funds brokers of recognized standing selected by the Agent. Changes in the Base Rate resulting from any publicly announced changes in the Agent’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. Those Credit Loans bearing interest calculated by reference to the Base Rate.

Bear. As defined in the preamble hereto.

Borrower. As defined in the preamble hereto.

Borrower Security Agreement. The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Agent.

Borrowing Base. At the relevant time of reference thereto, an amount, determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Agent pursuant to Section 8.4(e), which is equal to the sum, without duplication, of (i) 85% of the Aggregate Net Book Value, measured as of the last day of the month immediately preceding such date of determination, plus (ii) 85% of the Aggregate Net Present Value of Direct Finance Lease Receivables, measured as of the last day of the month immediately preceding such date of determination.

Borrowing Base Deficiency. The condition existing as of any date of determination, if the then Aggregate Note Principal Balance would exceed the Borrowing Base. If such term is used in a quantitative context, the amount of the Borrowing Base Deficiency shall be equal to the amount of such excess.

Borrowing Base Report. A Borrowing Base Report signed by the Treasurer or the Vice President - Finance of the Borrower.

Business Day. Any day on which banking institutions in New York, New York, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Lease. A Lease under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Trapping Event: As of any Payment Date, the occurrence or existence of any of the following events or conditions:

(1) Either an Early Amortization Event or an Event of Default shall have occurred and then be continuing; or

(2) As of the related Determination Date, the Three Month Average Utilization Ratio is less than eighty-five percent (85%).

If a Cash Trapping Event exists on any Payment Date, then such Cash Trapping Event shall be deemed to continue until the earliest to occur of (i) the Business Day on which the Required Lenders waive, in writing, such Cash Trapping Event, and (ii) the next succeeding Payment Date on which both of the events described in clauses (A) and (B) have been satisfied: (A) no Early Amortization Event or Event of Default is continuing, and (B) the Three Month Average Utilization Ratio exceeds eighty-five percent (85% for each of the three immediately preceding Determination Dates.

Casualty Event. With respect to any property (including any interest in property) of the Borrower, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower receives insurance proceeds, proceeds of a condemnation award or other compensation.

Casualty Proceeds. For any accounting period, all proceeds received by the Borrower or the Manager on behalf of the owners of such related Containers, from insurance or other sources, as a result of a Casualty Event.

Citigroup. As defined in the preamble hereto.

CLI. Container Leasing International, LLC, a limited liability company organized and existing under the laws of the State of New York.

Closing Date. July 19, 2007.

Code. The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Credit Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

Collateral. All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.

Collection Period. The period from the first day of the calendar month immediately preceding the month in which such Payment Date occurs through and including the last day of such calendar month.

Collections. With respect to any Collection Period, Gross Revenue allocated or allocable to the Containers pursuant to the provisions of (i) during the Servicing Transition Period, the Management Agreement and (ii) thereafter, the Management Agreement and the Intercreditor Agreement.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Credit Loans to the Borrower, as the same may be reduced from time to time.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Compliance Certificate. A compliance certificate, substantially in the form of Exhibit D attached hereto.

Concentration Limits. The following limitations relate to those Containers that are eligible for inclusion in the calculation of the Borrowing Base:

(a)	Maximum Average Age. After giving effect to the inclusion of such Containers, the Average Age shall be less than 8.5 years;
(b)

Maximum Concentration of Containers Leased to a Single Lessee. All Containers then on lease to any single Lessee and its Affiliates shall not exceed any of the following limitations, in each case, subject to the provision regarding merger and consolidation at the conclusion of this definition:

(i)

If the Aggregate Note Principal Balance is less than $100,000,000, (1) for any Lessee that is not rated by Dynamar or that has a Dynamar Rating of “5”, “6”, “7”, “8”, “9” or “10”, ten percent (10%) of an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables and (2) for any Lessee that has a Dynamar Rating of “1”, “2”, or “3” or “4”, forty percent (40%) of an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Net Present Value of Finance Lease Receivables (provided that, in any event, the limit for CMA C.G.M. S.A. shall be forty percent (40%));

(ii)

if the Aggregate Note Principal Balance is greater than $100,000,000, for any Lessee (1) for any Lessee that is not rated by Dnamar or that has a Dynamar Rating of “5”, “6”, “7”, “8”, “9” or “10”, fifteen percent (15%) of an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables, and (2) for any Lessee that has a

Dynamar Rating of “1”, “2”, “3”, or “4”, twenty percent (20%) of an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(c)

Maximum Concentration of Containers Leased to the Three Largest Lessees. All Containers then on lease to any three Lessees and their respective Affiliates shall not exceed any of the following limitations, in each case, subject to the provision regarding merger and consolidation at the conclusion of this definition:

(i)

If the Aggregate Note Principal Balance is greater than $100,000,000, and (1) each such Lessee is not rated by Dynamar or has a Dynamar Rating of “5”, “6”, “7” ,”8”, “9” or “10”, forty percent (40%) of the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables, or (2) any one of such Lessees has a Dynamar Rating of “1”, “2”, “3” or “4”, forty-five percent (45%) of an amount equal to the sum of the (x) Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables; or

(ii)

If the Aggregate Note Principal Balance is less than $100,000,000, seventy-five percent (75%) of an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(d)

Maximum Concentration of Non-Monthly Rental Payments. The sum of (i) the Net Book Values and (ii) the Net Book Values of Direct Finance Lease Receivables of all Eligible Containers subject to Lease Agreements for which rentals are billed and payable less frequently than monthly shall not exceed ten percent (10%) of an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

To the extent two or more Lessees shall engage in any transaction whether through merger, consolidation, stock sale, asset sale, or otherwise pursuant to which a Lessee shall become the owner of, or interest holder in, any other Lessee’s leasehold interests in one or more Eligible Containers and the effect of such transaction is to cause a breach of the related Concentration Limit, all of the Eligible Containers as of such transaction date shall remain Eligible Containers in spite of the breach of the related Concentration Limit provided, however, that any Containers leased by the Borrower to such combined entity after the date of such merger, consolidation, stock sale, asset sale, or other transaction will not be considered Eligible Containers until such breach of the Concentration Limit has been cured.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding in each case adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement (“FASB”) No. 52 and further excluding adjustments due to derivative transactions and other interest rate swap and hedging transactions made in accordance with FASB No. 133), and less the total book value of all assets properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

Consolidated Total Assets. The sum of (a) all assets (“consolidated balance sheet assets”) of CLI and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets of CLI or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Consolidated Total Liabilities. The sum of (a) all liabilities of CLI and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of CLI and its Subsidiaries and all other Indebtedness of CLI and its Subsidiaries, whether or not so classified plus (b) without duplication, all liabilities leased by CLI or any Subsidiary as lessee under any Synthetic Lease to the extent that such liabilities would have been included in Consolidated Total Liabilities had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Container Management System. The tracking and billing system used by the Manager and its Affiliates and any upgrade of, successor to, or replacement for, such system.

Container Representations and Warranties. This term shall have the meaning set forth in the Contribution and Sale Agreement.

Containers. The marine and intermodal cargo containers to which the Borrower (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either such case, is held for sale or re-sale by the Borrower in the conduct of its business.

Contract Payments. With respect to a Lease, the minimum periodic contractual payment to be made by a Lessee pursuant to the terms of such Lease.

Contribution and Sale Agreement. The Contribution and Sale Agreement, dated as of July 19, 2007, between the Seller and the Borrower, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Control Agreement. The account control agreement, dated on or about the Closing Date, among the Borrower, the Agent and U.S. Bank National Association.

Credit Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Credit Loan Request. See Section 2.5.

Credit Loans. Credit loans made or to be made by the Lenders to the Borrower pursuant to Section 2.

DB. As defined in the preamble hereto.

Default. See Section 13.1.

Defaulted Finance Lease. Any Direct Finance Lease for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Direct Finance Lease is more than one hundred twenty (120) days delinquent (measured from its contractual due date), provided that a Direct Finance Lease shall not be deemed to be a Defaulted Finance Lease pursuant to this clause (A) if all of the following apply: (i) no regularly scheduled rental payment or other material payment (or potion thereof) owing pursuant to the terms of such Direct Finance Lease is more than one hundred fifty (150) days delinquent, and (ii) the Manager has a commercially reasonable expectation that the delinquent amounts shall be paid under the insurance policy covering lessee defaults held by the Manager, and (iii) the Net Present Value of Direct Finance Lease Receivables of such Direct Finance Lease, together with the sum of (x) the Net Present Value of Direct Finance Lease Receivables of all other Direct Finance Leases which comply with the terms of this proviso, and (y) the Net Book Value of all Eligible Containers which are subject to Leases which comply with the equivalent proviso in the Definition of Defaulted Operating Lease shall not exceed an amount equal to two percent (2%) of the then NBV or (B) the Manager has repossessed the Container that is subject to such Direct Finance Lease or is otherwise exercising remedies pursuant to the terms of such Direct Finance Lease, or (C) the Manager has otherwise determined that all or any regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Direct Finance Lease are wholly or partially uncollectible, or (D) both of the following shall have occurred with respect to such Direct Finance Lease: (i) the lessee under such Direct Finance Lease is the subject of a bankruptcy or insolvency proceeding under applicable law, and (ii) such lessee is not current in the payment of rental or other payments owing by the lessee thereunder within ninety (90) days subsequent to the commencement of such bankruptcy or insolvency proceedings.

Defaulted Lease. Any Defaulted Finance Lease or Defaulted Operating Lease.

Defaulted Operating Lease. Any Lease (other than a Direct Finance Lease) for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Lease is more than one hundred twenty (120) days delinquent (measured from its contractual due date), provided that a Lease shall not be deemed to be a Defaulted Operating Lease pursuant to this clause (A) if all of the following apply: (i) no regularly scheduled rental payment or other material payment (or potion thereof) owing pursuant to the terms of such Lease is more than one hundred fifty (150) days delinquent, and (ii) the Manager has a commercially reasonable expectation that the delinquent amounts shall be paid under the insurance policy covering lessee defaults held by the Manager, and (iii) the sum of the Net Book Values of all Eligible Containers then subject to the terms of such, together with the sum of (x) the Net Book Values of all Eligible Containers that are then subject to all other Leases which comply with the terms of this proviso, and (y) the Net Present Value of Direct Finance Lease Receivables of all other Direct Finance Leases which comply with the terms of the equivalent proviso in the definition of Defaulted Finance Lease, shall not exceed two percent (2%) of the then NBV or (B) the Manager has repossessed the Container that is subject to such Lease or is otherwise exercising remedies pursuant to the terms of such Lease, or (C) the Manager has otherwise determined that all or any regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Lease are wholly or partially uncollectible, or (D) both of the following shall have occurred with respect to such Lease: (i) the lessee under such Lease is the subject of a bankruptcy or insolvency proceeding under applicable law, and (ii) such lessee is not current in the payment of rental or other payments owing by the lessee thereunder within ninety (90) days subsequent to the commencement of such bankruptcy or insolvency proceedings.

Depreciation Policy. One of the following: (i) the depreciation policy that conforms with GAAP utilized by the Borrower, or if the context so requires, the Seller, on the Closing Date, or (ii) such other subsequent depreciation policy that conforms with GAAP that is utilized by the Borrower, or if the context so requires, the Seller subsequent to the Closing Date, provided that, any such depreciation policy shall be at least as conservative as the depreciation policy in effect for CLI prior to the Closing Date (e.g., use of depreciation policy would result in (a) a higher annual amount of depreciation or (b) a lower estimated residual value).

Determination Date. The third Business Day prior to any Payment Date.

Direct Finance Lease Receivables. All rights of the Borrower to contractual rental payments owing by a Lessee in respect of a Direct Finance Leases.

Direct Finance Lease Rate. With respect to any Direct Finance Lease, the implicit interest rate applicable to such Direct Finance Lease, as such interest rate is determined by the Company in accordance with GAAP applied on a consistent basis.

Direct Finance Leases. A Lease that satisfies the criteria for classification as a capital lease pursuant to GAAP, including under Financial Accounting Standards Board Statement No. 13, as amended.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

Dollars or $. Dollars in lawful currency of the United States of America.

Dynamar: Dynamar B.V., a company organized under the laws of the Kingdom of the Netherlands.

Dynamar Rating: With respect to a Person, the most recently available credit rating, ranging from 1 (low risk) to 10 (high risk), assigned to such Person by Dynamar. If Dynamar shall cease to be in existence or is no longer engaged in the business of issuing credit ratings; the Borrower and the Agent (acting at the direction of the Required Lenders) shall choose a mutually acceptable alternative for this function.

Early Amortization Event. As of any date of determination, the occurrence or existence of any one of the following conditions or events:

(1)	An Event of Default shall have occurred and then be continuing;
(2)	A Manager Default shall have occurred and then be continuing;
(3)	As of any Determination Date, the Interest Coverage Ratio of the Borrower is less than two hundred percent (200%);
(4)	As of any Determination Date, the Three Month Average Utilization Rate is less than seventy percent (70%);
(5)	The Consolidated Tangible Net Worth of CLI and its Subsidiaries shall be less than $200,000,000; or
(6)	The Aggregate Note Principal Balance exceeds the Asset Base and such condition continues unremedied for ten days.

If an Early Amortization Event exists on any Payment Date, then such Early Amortization Event shall be deemed to continue until the Business Day on which the Required Lenders waive, in writing, such Early Amortization Event.

Eligible Assignee. Any of (a) an Initial Lender, (b) an Affiliate of an Initial Lender, (c) an Approved Fund and (d) any other Person (other than (x) the Borrower, (y) any Affiliate of the Borrower or Subsidiary of the Borrower, or (z) a natural person) approved by (i) the Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless a Default or an Event of Default has occurred and is then continuing, the

Borrower (such approval not to be unreasonably withheld or delayed so long as, after giving effect to the assignment under consideration, each Initial Lender which is the assignor will hold Credit Loans having an aggregate unpaid principal balance equal to at least 51% of the Commitment of such Lender on the Closing Date).

Eligible Containers. Containers which (a) are subject to a first priority fully perfected security interest in favor of the Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Permitted Liens, (c) are in a serviceable condition in the normal course of business, subject to ordinary wear and tear and ordinary maintenance and repair, and substantially conform to the standard specifications used by the Borrower for that category of container and applicable industry standards including, without limitation, The Customs Convention on Containers, The International Convention for Safe Containers and the International Organization for Standardization, (d) have a then Net Book Value greater than zero, (e) has not suffered an Event of Loss, (f) is not then on lease to a Sanctioned Person or a Sanctioned Entity, (g) individually, and, if applicable, when considered with all other Eligible Containers, satisfy each of the Concentration Limits and applicable Container Representations and Warranties.

Eligible Direct Finance Lease. A Direct Finance Lease that complies with all of the following: (a) the related lessee is not an Affiliate of the Borrower or a Sanctioned Person or a Sanctioned Entity; (b) the Direct Finance Lease is not a Defaulted Finance Lease; and (c) such Direct Finance Lease and the related receivables are subject to no other Liens other than Permitted Liens, and (d) such Direct Finance Lease, individually and, if applicable, when considered with all other Eligible Direct Finance Leases, satisfy each of the applicable Concentration Limits and Container Representations and Warranties.

Eligible Interest Rate Hedge Counterparty. One of the following: (a) any bank that has a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s and “P-1” by Moody’s (or their equivalent) and a long-term unsecured debt rating of at least “A+” by Standard & Poor’s and “A2” by Moody’s (or their equivalent) or (b) any other Person acceptable to the Required Lender with the prior satisfaction of the Rating Agency Condition.

Eligible Investments. One or more of the following:

(i) direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States of America;

(ii) certificates of deposit and bankers’ acceptances (that shall each have an original maturity of not more than 365 days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated at least “Aa3” by Moody’s and “AA-” by Standard & Poor’s, or the

short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

(iii) commercial paper (having original maturities of not more than 270 days) of any corporation (other than the Borrower or CLI), incorporated under the laws of the United States of America or any state thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;

(iv) any money market fund that has been rated by each Rating Agency, in its highest rating category (including any designations of “plus” or “minus”) or that invests solely in Eligible Investments;

(v) eurodollar deposits (which shall each have an original maturity of not more than 365 days) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-” by Standard & Poor’s or “Aa3” by Moody’s, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category; and

(vi) other obligations or securities that are acceptable to the Required Lenders as an Eligible Investment hereunder.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default. See Section 13.1.

Event of Loss. With respect to any Container, the occurrence or existence of any of the following:

(a) total loss or destruction thereof;

(b) theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower or the Manager;

(c) thirty (30) days after damage rendering such Container unfit for normal use and, in the judgment of the Borrower or the Manager, beyond repair at reasonable cost;

(d) any condemnation or seizure for more than sixty (60) days after the earlier of (i) receipt of notice thereof by the Borrower and (ii) actual knowledge thereof by the Borrower; and

(e) if such Container is subject to a Lease, such Container shall be deemed to have to have suffered a Casualty Loss (or similar term) under the terms of such Lease.

Fee Letter. That certain letter agreement, dated July 19, 2007, among the Borrower, the Agent, the Lenders and the Joint Lead Arrangers.

Fees. The fees to be paid to the Lenders, the Joint Lead Arrangers and the Agent pursuant to the terms of the Fee Letter.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fortress Entity. Any of (i) any investment fund controlled or managed by Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), including Fortress Investment Fund III LP, a Delaware limited partnership, or any Affiliate of Fortress, or (ii) any Person of which the majority of its Capital Stock is owned, directly or indirectly, by any Person described in the foregoing clause (i).

Fortress Investment Group. Collectively, each Fortress Entity that holds Capital Stock of the Borrower.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funding Date. The date on which any Credit Loan is made or is to be made pursuant to the terms hereof.

GAAP or generally accepted accounting principles. (a) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents. With respect to any Person, its certificate or articles of incorporation (if applicable), its articles of organization and certificate of formation (if applicable), its by-laws, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock or other membership interests.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Gross Revenue. All revenue (without reduction for expenses or costs), calculated on a cash basis in accordance with GAAP, earned in connection with the ownership, use and/or operation of the Containers including, but not limited to, rental, handling, location revenue, damage protection and other rental-related charges arising from the leasing of such Containers, and principal payments on Direct Finance Leases, in each case allocated or allocable to the Containers, including any Miscellaneous Borrower Proceeds, Casualty Proceeds, Indemnification Proceeds, and Net Cash Sales Proceeds.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances. Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

Hedge Agreement. Any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices, to which the Borrower is a party.

ICL. Interpool Containers Limited, a Barbados corporation.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding operating leases, trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Synthetic Lease,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (i) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock (an “equity related purchase obligation”), and (ii) under any forward contract, futures contract, swap, option or other financing agreement or arrangement, the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(j) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of recourse to the Borrower in respect thereto, (iv) any Synthetic Lease shall be the net present value, calculated at the discount rate implicit in such Synthetic Lease, of all present and future obligations under such lease (including any residual obligations), (v) any derivative contract shall be the maximum amount of any termination, unwind or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (vii) any Indebtedness shall be reduced by the amount of any irrevocable reserve or defeasance for the payment thereof, and (viii) any guaranty or other contingent liability referred to in clause (ix) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnification Proceeds. For any accounting period, all proceeds received by the Manager from Lessees pursuant to the Leases, insurance or other sources, including amounts received from the insurance specified in the Management Agreement, for indemnification of liability and loss with respect to the Containers, excluding Casualty Proceeds, Net Cash Sales Proceeds and Miscellaneous Borrower Proceeds, in each case allocable to the Containers (during the Servicing Transition Period, as set forth in the Management Agreement, and at any time following the end of the Servicing Transition Period, as set forth in the Intercreditor Agreement).

Independent Person. A natural person who at the date of his appointment as a manager, director or officer possesses the following qualifications: (a) has prior experience as an independent director for a company, the corporate instruments of which require the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable law; and (b) has at least three years of employment experience with and is employed by one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; provided always that such individual at the date of his appointment as such manager, director or officer, or at any time in the preceding five years, or during such person’s tenure shall not be: (i) an employee, director, shareholder, manager, partner or officer of CLI or an Affiliate thereof (other than such person’s service as an independent director or manager of CLI or an Affiliate thereof); (ii) a customer or supplier of CLI or an Affiliate thereof; (iii) a beneficial owner at the time of such individual’s appointment as an independent manager, or at any time thereafter while serving as an independent manager, of more than 2% of the voting securities of CLI or an Affiliate thereof; (iv) affiliated with a significant customer, supplier or creditor of CLI or an Affiliate thereof; (v) a party to any significant personal service contracts with CLI or an Affiliate thereof; or (vi) a member of the immediate family of a person described in (i) or (ii) above and provided further that an Independent Person may serve in a similar capacity for other special purpose entities formed by CLI or its Affiliates; provided however, a person elected by Global Securitization Services, LLC or any other similar professional service provider shall be an “Independent Person” regardless of whether such person is, or is affiliated with or related to, a customer or supplier of CLI. No resignation or removal of an Independent Person shall be effective until a successor Independent Person has been elected to replace such Independent Person.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Initial Lender. Each of Bear, Citigroup and DB.

Insolvency Law. The Bankruptcy Code or similar bankruptcy, insolvency, reorganization or creditors’ rights law in any state or other foreign jurisdiction.

Intercreditor Agreement. The Second Amended and Restated Intercreditor Collateral Agreement dated as of October 26, 2001, and amended and restated as of August 24, 2006 (as the same may be amended, amended and restated or otherwise modified and in effect from time to time), among the Agent, CLIF, the Trustee, U.S. Bank National Association, as collateral agent, and the Borrower and in form and substance satisfactory to the Agent.

Intercreditor Waiver Agreement. That certain Waiver to the Intercreditor Agreement, dated as of July 19, 2007.

Interest Coverage Ratio. As of any Determination Date, the ratio (expressed as a percentage) calculated according to the following formula:

	ICR	=	TCC – FEES INT

Where:	ICR	=	Interest Coverage Ratio;

	TCC	=

the total Collections during the twelve (12) (or, in the case of the first eleven (11) Determination Dates, the actual number of Collection Periods that have been completed since the Closing Date) most recently completed Collection Periods;

	FEES	=

the amount of the Management Fees and Agent Fees paid during the twelve (12) (or, in the case of the first eleven (11) Determination Dates, the actual number of Collection Periods that have been completed since the Closing Date) most recently completed Collection Periods;

	INT	=

the excess of (A) the sum of (i) all interest due to all Lenders and (ii) payments due under any Interest Rate Hedge Agreement (excluding termination payments), less (B) payments received under any Interest Rate Hedge Agreement (excluding termination payments); in each case during the twelve (12) (or, in the case of the first eleven (11) Determination Dates, the actual number of Collection Periods that have been completed since the Closing Date) most recently completed Collection Periods.

Interest Period. With respect to all or any relevant portion of any Credit Loan, (a) initially, the period commencing on the Closing Date and ending on the close of business on the day preceding the immediately following Payment Date, and (b) thereafter, each period commencing on a Payment Date and ending (i) for any Base Rate Loan, the day immediately preceding the next succeeding Payment Date; and (ii) for any LIBOR Rate Loan, the day preceding the 1 month anniversary of such Payment Date, as selected by the Borrower; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(D) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Hedge Agreement. An ISDA interest rate swap or cap agreement between the Borrower and an Interest Rate Hedge Provider named therein, including any schedules and confirmations prepared and delivered in connection therewith, each as reasonably acceptable to the Required Lender, pursuant to which (i) the Borrower will receive payments from or make payments to the Interest Rate Hedge Provider based on the LIBOR Rate and (ii) recourse by the Interest Rate Hedge Provider to the Borrower is limited to the Available Distribution Amount which pursuant to the terms of this Credit Agreement is available for such purpose.

Interest Rate Hedge Provider. Any Eligible Interest Rate Hedge Counterparty to an Interest Rate Hedge Agreement with the Borrower together with its subrogee. An Eligible Interest Rate Hedge Counterparty that has entered into an Interest Rate Hedge Agreement but thereafter ceases to meet the criteria set forth in the definition of Eligible Interest Rate Hedge Counterparty shall continue to be an Interest Rate Hedge Provider until it is terminated or replaced under the applicable Interest Rate Hedge Agreement.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital

(but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lease or Lease Agreement. Each and every installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Container is subject (to the extent related to such Container) and shall include (1) all rental payments to be made by the Lessee thereunder, (2) all rights of the lessor thereunder, and (3) any and all amendments, renewals or extensions thereof.

Lender. As defined in the preamble hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.

Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lessee. Each Lessee that leases a Container pursuant to a Lease Agreement.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Reuters Screen LIBOR01 Page on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined. As used herein, “Reuters Screen LIBOR01 Page” means the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market), as reported by Bloomberg Financial Markets Commodities News (or by another source selected by the Agent and notified by the Agent to the Manager).

LIBOR Rate Loans. Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan. Any Credit Loan.

Loan Documents. This Credit Agreement, the Notes, the Security Documents, the Fee Letter, the Management Agreement, the Contribution and Sale Agreement, the Merger Agreement, the CLI Performance Guaranty, any Hedge Agreement(s), the Intercreditor Waiver Agreement and, from and after the end of the Servicing Transition Period, the Intercreditor Agreement.

Management Agreement. The Management Agreement, dated as of July 19, 2007, entered into by and between the Manager and the Borrower, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Management Fee. This term shall have the meaning set forth in the Management Agreement.

Management Fee Arrearage. For any Payment Date, an amount equal to any unpaid Management Fee from all prior Collection Periods.

Manager. The Person performing the duties of the Manager under the Management Agreement, initially, CLI.

Manager Advances. This term shall have the meaning set forth in the Management Agreement.

Manager Collection Account. An account established and maintained pursuant to the Intercreditor Agreement into which, from and after the end of the Servicing Transition Period, the Manager will direct (i) all payments from Lessees, (ii) all Sale Proceeds, (iii) all Casualty Proceeds and (iv) all other proceeds and Gross Revenues related to the Containers including Miscellaneous Borrower Proceeds and Indemnification Proceeds.

Manager Default. The occurrence of any of the events or conditions set forth in Section 10.01 of the Management Agreement after giving effect to any expressly applicable notice and grace periods contained in such Section.

Manager Fleet. During the Servicing Transition Period, the Containers and thereafter, the fleet of containers owned and/or managed by the Manager, including the Containers.

Manager Report. This term shall have the meaning set forth in the Management Agreement.

Manager Termination Notice. A written notice to be provided to the Manager pursuant to Section 10.02 of the Management Agreement.

Material Adverse Effect. Any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a) a material adverse effect on the business, properties, financial condition, assets or operations of the Borrower;

(b) a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(c) a material adverse effect on (i) the validity, binding effect or enforceability of the Borrower’s obligations under any of the Loan Documents to which such Person is a party, or (ii) the rights, remedies or benefits available to the Agent or any Lender under any Loan Document; or

(d) a material adverse effect on the attachment, perfection or priority of any Lien of the Agent under the Security Documents on the Collateral included in the Borrowing Base.

Maturity Date. January 16, 2009.

Merger Agreement. The Agreement and Plan of Merger, dated as of April 20, 2007, by and among Chariot Acquisition Holding LLC, Chariot Acquisition Sub Inc. and Interpool Inc.

Miscellaneous Borrower Proceeds. The sum of amounts received by the Manager (i) from the manufacturers or sellers of Containers for breach of sale warranties relating thereto, and (ii) in payment or settlement of any claims, losses, disputes or Proceedings relating to the Containers, including insurance proceeds from the insurance specified in the Management Agreement for damage to the Containers; provided, however, Miscellaneous Borrower Proceeds shall not include Net Cash Sales Proceeds, Casualty Proceeds or Indemnification Proceeds.

Moody’s. Moody’s Investors Services, Inc.

Multiemployer Plan. Any multiemployer pension plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

NBV: At any date of determination, collectively, the Aggregate Net Book Value and the Aggregate Net Present Value of Direct Finance Lease Receivables as of such date of determination.

Net Book Value. With respect to any date of determination for any Eligible Container, an amount equal to the excess of:

(i) the Original Cost of such Eligible Container over

(ii) accumulated depreciation on such Eligible Container from the original acquisition date of such Eligible Container by ICL or one of its Affiliates, (provided that, any write-up of such Container in a subsequent acquisition thereof shall be in accordance with GAAP) to such date of determination, measured utilizing the Depreciation Policy.

Net Cash Sale Proceeds. The net cash proceeds received by a Person in respect of any sale or other disposition of assets, net of all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred and paid in connection with such asset sale or disposition, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such asset sale or disposition.

Net Present Value of Direct Finance Lease Receivables. As of any date of determination, with respect to any Eligible Container that is then subject to an Eligible Direct Finance Lease, an amount in Dollars equal to the present value of the remaining Contract Payments becoming due under such Direct Finance Lease after such date of determination, discounted monthly at one-twelfth of the applicable Direct Finance Lease Rate; provided, however, that (i) the Net Present Value of Direct Finance Lease Receivables of (A) any Direct Finance Lease that is a Defaulted Finance Lease, or (B) a Direct Finance Lease that has been repurchased or is required to be repurchased by the Seller shall, in each case, be equal to zero, and (ii) with respect to any Contract Payment that remains unpaid for more than 30 days (measured from its contractual due date), such Contract Payment shall be deemed to have a value of zero for purposes of calculating the Net Present Value of Direct Finance Lease Receivables of such Direct Finance Lease.

Note Record. A Record with respect to a Note.

Notes. See Section 2.3.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower to any of the Lenders and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedge Agreement or in respect of any of the Credit Loans made or any of the Notes or other instruments at any time evidencing any thereof.

OFAC. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Original Cost. With respect to any Container, an amount equal to the sum of (i) the manufacturer’s or vendor’s, as applicable, invoice prices, (ii) reasonable and customary out-of-pocket inspection, transport and initial positioning costs that were necessary and directly related to putting such Container in initial service and (iii) reasonable acquisition fees, which, in the case of clauses (ii) and (iii) are capitalized, as determined in accordance with GAAP, consistently applied.

outstanding or Outstanding. With respect to the Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

Payment Date. The 18th day of each month, commencing on September 18, 2007, or, if such day is not a Business Day, the next succeeding Business Day.

Payment Exception Lessees. Navigation Maritime Bulgare.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate. The perfection certificate as defined in the Security Agreement.

Permitted Liens. Liens permitted by Section 9.2.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

PNC Collection Account. An account into which the Manager will direct lessees and other obligors to deposit, at all times during the Servicing Transition Period, (i) all payments from Lessees other than the Payment Exception Lessees, (ii) all Sales Proceeds, (iii) all Casualty Proceeds and (iv) all other Proceeds and Gross Revenues related to the Containers including Miscellaneous Borrower Proceeds and Indemnification Proceeds.

Prior Transaction Documents. The documents listed on Schedule 2 hereto.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Credit Loan referred to in such Note.

Register. See Section 15.3.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders. As of any date, Lenders holding at least fifty-one percent (51%) of the Aggregate Note Principal Balance on such date

Restricted Payment. In relation to the Borrower, any (a) Distribution, (b) payment or prepayment by the Borrower to the Borrower’s shareholders (or other equity holders), (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower, (d) payments of management, consulting or similar fees to Affiliates of the Borrower, or (e) payment of Subordinated Debt.

Sanctioned Entity. Means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by or (iii) a natural person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

Sanctioned Person. A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

Security Documents. The Borrower Security Agreement, the Control Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, pursuant to which security is granted to the Agent, and, from and after the end of the Servicing Transition Period, the Intercreditor Agreement.

Seller. CLI.

Senior Executive Officer. Any of the president, chief financial offer, treasurer or controller of the Borrower, Seller or Manager, as the case may be.

Standard & Poor’s or S&P. Standard & Poor’s Ratings Group.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

TEU. A twenty (20) foot equivalent unit, an industry standard measure based on the physical dimensions of a Container.

Three Month Average Utilization Rate. As of any Determination Date, the mathematical average of the Utilization Rate for such Determination Date and the two immediately preceding Determination Dates.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time, but in no event to exceed Four Hundred Five Million Dollars ($405,000,000).

Trust Account. The bank account designated as such that has been established by the Borrower in accordance with the provisions of Section 4.1 hereof.

Type. As to any Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

U.S. Person. A “United States person” as such term is defined in Section 7701(a)(30)(A), (B) or (C) of the Code.

Utilization Rate. As of any Determination Date, a fraction (expressed as a percentage), calculated as of the close of business on the last day of the immediately preceding month end, the numerator of which equal to the aggregate number of all Containers which are then subject to a Lease which is not a Defaulted Lease, and the denominator of which is equal to the aggregate number of all Containers (including all Containers subject to a Direct Finance Lease).

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Warranty Purchase Amount. This term shall have the meaning set forth in the Contribution and Sale Agreement.

1.2. Rules of Interpretation.

1.2.1.1. A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

1.2.1.2. The singular includes the plural and the plural includes the singular.

1.2.1.3. A reference to any law includes any amendment or modification to such law.

1.2.1.4. A reference to any Person includes its permitted successors and permitted assigns.

1.2.1.5. Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

1.2.1.6. The words “include”, “includes” and “including” are not limiting.

1.2.1.7. All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

1.2.1.8. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

1.2.1.9. Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

1.2.1.10. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

1.2.1.11. This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to,

among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

2. THE CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower on the Closing Date, and on one additional Funding Date, upon notice by the Borrower to the Agent given in accordance with Section 2.5, a sum up to a maximum aggregate amount outstanding (after giving effect to the Credit Loans requested) equal to such Lender’s Commitment, provided that the Aggregate Note Principal Balance (after giving effect to all amounts requested) shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time. The Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. The request for the Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 11 have been satisfied on the date of such request.

2.2. Term Loan Facility. The credit facility evidenced by this Credit Agreement is a term loan facility. Accordingly, the principal balance of any Credit Loan that has been repaid by the Borrower may not be re-borrowed.

2.3. The Notes. The Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 15) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of the Credit Loan made by such Lender on the Closing Date, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of the Credit Loan or at the time of such Lender’s receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Credit Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender as described in Section 5.2, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.4. Interest on Credit Loans. (a) Except as otherwise provided in Section 5.10,

2.4.1.1. Each Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

2.4.1.2. Each Credit Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

The Borrower promises to pay interest on each Credit Loan in arrears on each Payment Date.

(b) In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Credit Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Credit Loan shall be limited to the maximum rate permitted by applicable law.

2.5. Requests for Credit Loans.

The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Credit Loan requested hereunder (a “Credit Loan Request”) by 11:00 a.m. (New York time) no less than three (3) LIBOR Business Days prior to the requested Funding Date, provided, however, that the Borrower shall only be permitted to make a maximum of two Credit Loan Requests. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. The Credit Loan Request shall be irrevocable and binding on the Borrower upon delivery thereof and shall obligate the Borrower to accept the Credit Loan requested from the Lenders on the related Funding Date.

2.6. Continuation of Type of Credit Loan. Any Credit Loan of any Type may, upon the expiration of an Interest Period with respect thereto, be continued as a Credit Loan of the same Type; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower’s account have actual knowledge. The Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 2.6 is scheduled to occur.

2.7. Funds for Credit Loan.

2.7.1. Funding Procedures. Not later than 2:00 p.m. (New York time) on the proposed Funding Date of any Credit Loans, and provided that each of the Lenders have been given notice of the Credit Loan Request, each of the Lenders will make available to the Agent, at the Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Credit Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Section 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Credit Loans made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Funding Date the amount of its Commitment Percentage of the requested Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Credit Loans.

2.7.2. Advances by Agent. The Agent may, unless notified to the contrary by any Lender prior to a Funding Date, assume that such Lender has made available to the Agent on such Funding Date the amount of such Lender’s Commitment Percentage of the Credit Loans to be made on such Funding Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Funding Date, such Lender shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Funding Date to the date on which the amount of such Lender’s Commitment Percentage of such Credit Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Credit Loans is not made available to the Agent by such Lender within three (3) Business Days following such Funding Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Credit Loans made on such Funding Date.

3. REPAYMENT OF THE CREDIT LOANS.

3.1. Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all other amounts owing by the Borrower pursuant to the terms of the Loan Documents.

3.2. Mandatory Repayments of Credit Loans.

3.2.1. Borrowing Base Imbalance. If at any time the Aggregate Note Principal Balance exceeds the Borrowing Base at such time, then the Borrower shall immediately pay the amount of such excess to the Agent, for the respective accounts of the Lenders, to reduce, on a pro rata basis, the unpaid principal balance of the Credit Loans. Each prepayment of Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.2.2. Disposition of Assets. In addition to the foregoing, concurrently with the receipt by the Borrower of Net Cash Sale Proceeds from sales or other disposition of assets, (other than sales in the ordinary course of business pursuant to clauses (e), (g) or (h) of Section 9.5.2) the Borrower shall pay to the Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such Net Cash Sale Proceeds, to be applied in the manner set forth in Section 3.2.1 above.

3.3. Optional Repayments of Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 3.3 may be made only on a Payment Date unless accompanied by all amounts owing pursuant to Section 5.8 herein. The Borrower shall give the Agent, no later than 11:00 a.m. (New York time) at least one (1) Business Day’s prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Credit Loans shall be in an integral multiple of $500,000, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. TRUST ACCOUNT.

4.1. Trust Account. (a) On or prior to the Closing Date, the Borrower shall establish and maintain the Trust Account. The Trust Account shall be established in the name of the Borrower for the benefit of the Lenders with a bank or trust company acceptable to the Agent and the Lenders. The Trust Account shall at all times be under the “control” (as defined in the UCC) of the Agent for the benefit of itself, the Lender and the Interest Rate Hedge Counterparties

(b) The Borrower shall not establish any additional Trust Accounts without prior written notice to, and the prior written consent of, the Agent, in each instance.

(c) The Borrower shall cause the Manager to deposit into the Trust Account, at the times and in the amounts required pursuant to the terms of the Management Agreement and, from and after the end of the Transition Period, the Intercreditor Agreement, all Gross Revenue relating to the Containers. The Borrower shall cause any Gross Revenue not deposited (i) during the Transition Period, into the PNC Collection Account and (ii) thereafter, into a Manager Collection Account (as defined in the Management Agreement), including any such amounts received by the Manager, the Seller or any of their Affiliates, to be deposited into the Trust Account within three Business Days after receipt of such payment. So long as no Early Amortization Event or Manager Default shall have occurred and then be continuing, the Manager shall be permitted to request the Agent to withdraw (to the extent not previously withheld) from amounts on deposit in the Trust Account, or otherwise net out, from amounts otherwise required to be deposited to the Trust Account the amount of any Management Fee or Management Fee Arrearage that would otherwise be due and payable on the immediately succeeding Payment Date.

(d) On each Payment Date, the Borrower, based on the Manager Report, shall distribute funds in an amount equal to the sum (without duplication) of (i) all of the Collections less an amount up to the Management Fee and Management Fee Arrearage deducted in accordance with the Credit Agreement and the other Loan Documents received during the related Collection Period, (ii) all amounts received by the Borrower during the related Collection Period pursuant to any Interest Rate Hedge Agreement, (iii) any Warranty Purchase Amounts received by the Borrower during the related Collection Period, (iv) the amount of all Manager Advances for use on such Payment Date, (v) any earnings on Eligible Investments in the Trust Account, to the extent that such earnings were credited to such account during the related Collection Period, (vi) any amounts otherwise distributable to the Borrower on a prior Payment Date but retained in the Trust Account on such Payment Date due to the existence of a Cash Trapping Event, and (vii) other payments required by the Loan Documents to be deposited therein (the sum of the amounts described in clauses (i) through (vii), the “Available Distribution Amount”). Such Available Distribution Amount shall be distributed to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:

(I) On each Payment Date, if neither an Early Amortization Event nor an Event of Default shall have occurred and then be continuing, in the following order of priority:

(1)	To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(2)	To the Manager, in reimbursement of any unreimbursed Manager Advances in accordance with the terms of the Loan Documents;
(3)	To the Lenders, on a pro rata basis based on the amounts then owing pursuant to this clause (3), all interest payments then due and owing on the Notes;
(4)

To each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing pursuant to this clause (4), the amount of any scheduled payments (but not termination payments) then due and payable pursuant to the terms of any Interest Rate Hedge Agreement then in effect, together with any such amounts past due and any interest thereon;

(5)	To the Agent, the Agent Fee then due and owing;
(6)	Each of the following on a pro rata basis:

(A) To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective Notes), an amount equal to any principal prepayment required pursuant to Section 3.2 hereof; and

(B) To each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing pursuant to this clause (8), the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedge Agreement then in effect;

(7)

To each Lender, on a pro rata basis based on amounts then owing to each such lender pursuant to this clause (7), all taxes, increased costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(8)	To the Borrower, if no Cash Trapping Event is then continuing, any remaining Available Distribution Amount.

II On each Payment Date, if an Early Amortization Event or an Event of Default shall have occurred and then be continuing, in the following order of priority:

(1)

To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(2)	To the Manager, in reimbursement of any unreimbursed Manager Advances in accordance with the terms of the Loan Documents;
(3)	To the Lenders, on a pro rata basis based on amounts then owing pursuant to this clause (3), all interest payments then due and owing on the Notes;
(4)

To each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing pursuant to this clause (4), the amount of any scheduled payments (but not termination payments) then due and payable pursuant to the terms of any Interest Rate Hedge Agreement then in effect, together with any such amounts past due and any interest thereon;

(5)	To the Agent, the Agent Fee then due and owing;
(6)	Each of the following on a pro rata basis, all remaining Available Distribution Amount:

(A) To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective Notes), the unpaid principal balance of the Notes until the Aggregate Note Principal Balance has been reduced to zero; and

(B) To each Interest Rate Hedge Provider, on a pro rata basis, the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedge Agreement then in effect;

(7)

To each Lender, on a pro rata basis based on amounts then owing to each such lender pursuant to this clause (7), all taxes, increased costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(8)	To the Borrower, any remaining Available Distribution Amount.

4.2. Investments

(a) Funds which may at any time be held in the Trust Account may be invested and reinvested by, or on behalf of, the Borrower in one or more Eligible Investments.

(b) Each investment made pursuant to this Section 4.2 on any date shall mature not later than the Business Day immediately preceding the Payment Date next succeeding the day such investment is made, except that any investment made on the day preceding a Payment Date shall mature on such Payment Date.

(c) Subject to the other provisions hereof, the Agent shall have sole “control” (as defined in the UCC) over each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered directly to the Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Agent.

(d) All monies on deposit in the Trust Account, together with any deposits or securities in which such moneys may be invested or reinvested, and any gains from such investments, shall constitute Collateral.

5. CERTAIN GENERAL PROVISIONS.

5.1. Funds for Payments.

5.1.1. Payments to Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Agent in Dollars, for the respective accounts of the Lenders and the Agent, at the Agent’s Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.1.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein with respect to such payments (but excluding any tax imposed on or measured by the net income, net profits or net worth of any Lender or the Agent and any franchise taxes imposed on any Lender or the Agent in each case as a result of a present or former connection between such Lender or Agent and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of any Lender or the Agent not being a U.S. Person) unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers reasonably available to it for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

Notwithstanding the foregoing, the Borrower shall not be obligated to pay any additional amount pursuant to this Section 5.1.2 to any Lender or the Agent if such Lender or the Agent is not a U.S. Person and (a) is legally eligible but fails to comply with the requirements of Section 5.1.3 or (b) is not legally eligible to comply with the requirements of Section 5.1.3.

If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 5.1.2, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable lending office if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender’s sole good faith discretion, determined not to be non-immaterially disadvantageous or cause non-immaterial hardship to such Lender; provided that any out-of-pocket costs or expenses that are incurred in connection with such change shall be borne by the Borrower on behalf of such Lender.

Each Lender and the Agent agrees that it will, to the extent not non-immaterially disadvantageous or causing non-immaterial hardship, (y) take all reasonable actions reasonably requested by the Borrower that are consistent with all legal and regulatory restrictions applicable to it to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (z) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 5.1.2; provided, however, that in each case, all out-of-pocket costs of each Lender and the Agent relating to such action or cooperation requested by the Borrower shall be borne by the Borrower.

5.1.3. Tax Forms. Each Lender (which term, for purposes of this Section 5.1.3, shall include the Agent if the Agent is acting as a Lender) that is not a U.S. Person agrees to deliver to the Borrower and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under the terms of Section 15 of this Credit Agreement (unless such Lender was already a Lender hereunder immediately prior to such assignment or transfer), on or prior to the date of such assignment or transfer to such Lender, an accurate, complete and executed form or certification as may be required in order to establish such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents and any other forms or certifications that the Borrower may reasonably request from time to time. In addition, each Lender that is not a U.S. Person agrees that from time to time, when a lapse in time or change in circumstances renders the previous form or certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent a new accurate, complete and executed form or certification as may be required in order to confirm or establish such Lender’s entitlement as of such date to a continued complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents.

5.1.4. Other Taxes. The Borrower shall pay, and hold the Lenders, the Agent, and its affiliates harmless from and against, any present or future stamp, documentary, registration, excise, property, intangibles, transfer, license, sales, use, value added or ad valorem taxes, charges or similar levies (including any interest and penalties in respect thereto and associated liabilities, losses, damages and expenses) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document or the transactions contemplated thereby (hereinafter referred to as “Other Taxes”) unless arising as a result of any Lender’s or the Agent’s connection to the taxing jurisdiction (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of the gross negligence or willful misconduct of such Lender or the Agent; provided that the Borrower shall not be liable for any Other Taxes arising from any Lender’s or the Agent’s failure to give timely notice thereof. Such Lender or the Agent, as the case may be, shall give prompt notice to the Borrower of any assertion of Other Taxes so that the Borrower may, at its option, contest such assertion. Such Lender or the Agent, as the case may be, agrees that the Borrower shall exercise control over any such contest; provided that (i) no other taxes of such Lender or the Agent, as the case may be, shall be adversely affected thereby, (ii) the Borrower shall have acknowledged in writing its liability for such contested Taxes in the event such contest is not successful; provided that such acknowledgment of liability will not be binding if the contest is resolved by the written decision of the taxing authority or a court of competent jurisdiction which states with reasonable clarity the reasons for sustaining the proposed adjustment and such reasons would not have resulted in an obligation of the Borrower to indemnify the Lender or the Agent, as the case may be, in the absence of such acknowledgment (but provided, further, that the Lender or the Agent, as the case may be, shall exercise control over any such contest (including without limitation the right to withhold consent to any settlement of the contest) with respect to the response (including the manner of making the response) to any assertion or proposed assertion by the applicable taxing authority or the Borrower of any such reasons), (iii) no Event of Default or payment default or bankruptcy default shall have occurred and be continuing, and (iv) if such contested Taxes are required to be paid prior to or as a condition of the initiation of such contest, the Borrower shall have paid such Taxes. If and to the extent the Borrower indemnifies the Agent or any Lender for any Other Taxes, the Borrower shall have all rights of subrogation with respect thereto. The covenants contained in this Section 5.1.4 shall survive payment or satisfaction in full of all other Obligations.

5.1.5. Tax Savings. If a Lender or the Agent becomes aware that it has obtained or received a tax refund or credit or other tax benefit in respect of any amount for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.1.2, then, within thirty (30) days of becoming so aware, such Lender or the Agent (as the case may be) shall, if in its sole discretion it reasonably determines that it can do so without any non-immaterial adverse consequences for such Lender or the Agent (as the case may be), reimburse such amount of tax refund or credit or other tax benefit to the Borrower. Each Lender and the Agent agrees to act in good faith with respect to any such refund, credit and other tax benefits without discriminating against the Borrower. If and to the extent the Borrower indemnifies the Agent or any Lender for any taxes, the Borrower shall have all rights of subrogation with respect thereto.

5.2. Computations. All computations of interest on LIBOR Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans and all other fees calculated hereunder shall be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension at the rate otherwise applicable pursuant to Section 2.4. The outstanding amount of the Credit Loans as reflected on the Note Records from time to time shall be considered correct and binding on the Borrower absent manifest error unless within fifteen (15) Business Days after receipt of any notice from the Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Agent or such Lender to the contrary.

5.3. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (i) any Credit Loan Request for LIBOR Rate Loans shall be automatically withdrawn and shall, in the case of such a Credit Loan Request, be deemed a request for, a Base Rate Loan, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended, in each case, until the Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall promptly so notify the Borrower and the Lenders.

5.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand by such Lender describing in reasonable detail the nature of such increased costs and showing the calculation thereof in reasonable detail, any additional amounts necessary to compensate such Lender for any increased costs incurred by such Lender in making any conversion made necessary by events described above in this Section 5.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.5. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b) impose on any Lender or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(c) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans, or

(d) to reduce the amount of principal, interest, or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, or any of the LIBOR Rate Loans, or

(e) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder in respect of any LIBOR Rate Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder in respect thereof, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

5.6. Capital Adequacy. If after the date hereof any Lender or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Agent or any corporation controlling such Lender or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Agent’s commitment with respect to any Credit Loans to a level below that which such Lender or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Agent to be material, then such Lender or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay the Agent for the account of each Lender entitled thereto for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Agent of a certificate in accordance with Section 5.7. Neither the Agent nor any Lender shall be entitled to assert any claim under this Section 5.6 in respect of taxes. Each of the Lenders and the Agent agrees that, in the event any of the circumstances of the type described in this Section 5.6, it shall allocate such cost increases among its customers in good faith and on a non-discriminatory basis.

5.7. Certificate. A certificate setting forth in reasonable detail a description of any additional amounts payable pursuant to Sections 5.5 or 5.6 and the calculations necessary to establish such amounts which are due and a brief explanation sufficient to evidence the affected Lender’s or the Agent’s entitlement thereto, submitted by any Lender or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing. In determining such additional amounts, each Lender or the Agent will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

5.8. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain the respective LIBOR Rate Loan or Loans which are the subject of such default, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Credit Loan Request in accordance with Section 2.5 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Credit Loans.

5.9. Limitation on Increased Costs. Notwithstanding anything to the contrary contained in Sections 5.4, 5.5 or 5.6, unless a Lender or the Agent gives notice to the Borrower that it is obligated to pay an amount under any such Section within ninety (90) days after the later of (a) the date such Lender or the Agent (as the case may be) actually incurs the respective increased costs, loss, expense or liability, or reduction in return on capital and (b) the date such Lender or the Agent (as the case may be) has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, or reduction in the return on capital, then such Lender or the Agent (as the case may be) shall only be entitled to be compensated for such amount by the Borrower pursuant to said Sections 5.4, 5.5 or 5.6 (as the case may be) to the extent the costs, loss, expense or liability, or reduction in return on capital are incurred or suffered on or after the date which occurs ninety (90) days prior to such Lender or the Agent giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Sections 5.4, 5.5 or 5.6 (as the case may be).

5.10. Interest After Default. Upon the occurrence and during the continuance of any Event of Default, and upon notice from the Agent to the Borrower, amounts due and payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to two percent (2%) above the rate of interest otherwise applicable to such amounts (or if no rate of interest is otherwise applicable, two percent (2%) above the Base Rate) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Lenders (after as well as before judgment).

6. COLLATERAL SECURITY.

6.1. Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Agent on behalf of the Lenders in all of the assets of the Borrower which are the subject of the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents.

7. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Agent as follows (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date):

7.1. Corporate Authority.

7.1.1. Incorporation; Good Standing. The Borrower (a) is duly organized, validly existing and in good standing (to the extent the concept applies to such entity) under the laws of Delaware, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing (to the extent the concept applies to such entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (a) are within the company authority of such Person, (b) have been duly authorized by all necessary company proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Borrower.

7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2. Governmental Approvals. The execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than (i) those already obtained, (ii) filings and other actions necessary to perfect Liens created by the Loan Documents and (iii) others approvals, consents and filings which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

7.3. Title to Properties; Leases. The Borrower owns all of the material assets reflected in the consolidated balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as permitted hereunder since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4. Financial Statements.

7.4.1. Fiscal Year. The Borrower has a fiscal year which is the twelve months ending on December 31 of each calendar year.

7.4.2. Financial Statements. There has been furnished to the Agent and each Lender a consolidated balance sheet of CLI as at December 31, 2006, and a consolidated statement of income and cash flows of CLI and its Subsidiaries for the fiscal year then ended, audited and certified by Ernst & Young, LLP or other independent certified public accountants of national standing reasonably satisfactory to the Agent. In addition, there has been furnished to the Agent and each Lender unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of CLI for the fiscal quarter ending March 31, 2007. Such balance sheets and statements of income and cash flows have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of CLI as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject to year-end audit adjustments and the absence of footnotes with respect to the quarterly financial statements. There are no contingent liabilities of CLI as of such dates involving material amounts, known to the officers of CLI, which were not disclosed in such balance sheets and the notes related thereto, subject to year-end audit adjustments and the absence of footnotes with respect to quarterly financial statements.

There has been furnished to the Agent and each Lender a pro forma consolidated balance sheet of (i) the Borrower and (ii) CLI and its Subsidiaries as at the Balance Sheet Date, and after giving effect to the proposed initial acquisition of the Containers under the Contribution and Sale Agreement. Such pro forma consolidated balance sheet was prepared in good faith based upon assumptions believed to be reasonable at such time.

7.5. [Reserved.]

7.6. Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any Governmental Authority (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected to, either in any one case or in the aggregate of all such cases, have a Material Adverse Effect, or (b) as of the date hereof, which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.7. No Materially Adverse Contracts, etc. (a) The Borrower is not subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.

(b) The Borrower is not now, and has not been a party to any contract or agreement (whether written or oral) other than (i) the Loan Documents and (ii) the Prior Transaction Documents. All obligations and liabilities (including contingent liabilities) of the Borrower under the Prior Transaction Documents have previously been repaid in full and the Prior Transaction Documents have been terminated.

7.8. Compliance with Other Instruments, Laws, etc. The Borrower is not in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

7.9. Tax Status. The Borrower (a) has made or filed all material federal, state and foreign income and all other tax returns, reports and declarations required to have been made or filed by any jurisdiction to which it is subject, (b) have paid all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim. The amount of reserves established by the Borrower and each of its Subsidiaries to cover the Borrower’s or such Subsidiary’s material sales or use tax obligations in each jurisdiction where the Borrower or such Subsidiary is required to pay such taxes is adequate for the payment of all of such obligations.

7.10. Investment Company Act. The Borrower is not an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.11. Perfection of Security Interest. As of the date hereof, to the extent required by the Security Documents, all filings, assignments, pledges and deposits of documents or instruments have been made (or will, within ten (10) days of the Closing Date, be made) and all other actions have been taken (or will, within ten (10) days of the Closing Date, be taken) that are necessary or (if requested by the Agent) advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral. The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (other than in connection with Permitted Liens).

7.12. Employee Benefit Plans.

7.12.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.12.2. Welfare Plans. Except as disclosed on Schedule 7.12, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.

7.12.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency or the notice or lien provisions of §302(f) of ERISA, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.12.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.13. Place of Business. The Borrower’s only “place of business” (within the meaning of 9-307 of the UCC) is located at c/o Container Leasing International, LLC, One Maynard Drive, Park Ridge, New Jersey 07656.

7.14. Subsidiaries, etc. As of the date hereof, the Borrower has no Subsidiaries and is not party to any joint ventures or partnerships between the Borrower and any other Person.

7.15. Bank Accounts. As of the date hereof, the Borrower maintains the deposit accounts listed on Schedule 7.15 hereto and no other deposit accounts. In the event the Borrower opens or maintains any additional deposit accounts other than the deposit accounts listed on Schedule 7.15 hereto, the Borrower shall immediately provide the Agent with notice of such deposit accounts and shall otherwise comply (to the extent applicable) with the provisions of the Security Agreement.

7.16. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading.

7.17. Foreign Assets Control Regulations, Etc. (a) None of the requesting or borrowing of the Credit Loans, or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).

(b) None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Credit Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

7.18. Margin Regulations. The Borrower does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Credit Loan will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause of the Credit Loans under this Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U, and X. The Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Credit Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

7.19. Solvency and Separateness.

(i) The capital of the Borrower is adequate for the business and undertakings of the Borrower;

(ii) Other than with respect to the transactions contemplated hereby and by the other Loan Documents, the Borrower is not engaged in any business transactions with any of the Seller or the Manager;

(iii) At all times, at least two (2) members of the Board of Managers of the Borrower comply with the definition of Independent Person;

(iv) The Borrower’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by, (i) during the Transition Period, the Management Agreement and (ii), thereafter, the Management Agreement and the Intercreditor Agreement;

(v) The limited liability company agreement of the Borrower requires it to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members;

(vi) The Borrower has not engaged in any business activities, except as permitted by the present and express terms of the Loan Documents, the Prior Transaction Documents and Section 2.3 of the limited liability company agreement;

(vii) The Borrower is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Loan Documents and after giving effect to such transactions, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Borrower have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower does not contemplate the commencement of insolvency, bankruptcy, liquidation, or consolidation Proceedings or the appointment of a receiver, liquidator, trustee, or similar official in respect of the Borrower or any of its assets; and

(viii) The Borrower is not liable for any unbonded or uninsured final nonappealable judgments or liabilities which in aggregate exceed $250,000.

7.20. No Default. No Event of Default, Manager Default, or Early Amortization Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, or Early Amortization Event.

7.21. Ownership of the Borrower. On the Closing Date, all of the Capital Stock of the Borrower is owned by CLI.

7.22. Use of Proceeds. The Borrower shall use the proceeds from the Credit Loan as follows: (i) to acquire the Collateral on the Closing Date pursuant to the terms of the Contribution and Sale Agreement, and (ii) for other general business purposes.

7.23. ERISA Lien. As of the Closing Date, the Borrower has not received notice that any Lien arising under ERISA has been filed against the assets of the Borrower.

7.24. Tax Election of the Borrower. None of the Borrower, any of its members or any other Person has elected, or agreed to elect, to treat the Borrower as an association taxable as a corporation for United States federal income tax purposes.

8. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Credit Loan or Note is outstanding or any Lender has any obligation to make any Credit Loans:

8.1. [Reserved].

8.2. Maintenance of Office. The Borrower will maintain its chief executive office in Park Ridge, New Jersey, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3. Records and Accounts. The Borrower will (a) keep proper records and books of account in which full, true and correct entries in all materials respects will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of CLI and the Borrower and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of CLI and the Borrower and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent and each Lender.

8.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Lenders:

(a) as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of (i) the Borrower and (ii) CLI and its Subsidiaries, in each case, as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or CLI, as the case may be, to continue as going concerns, by Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Agent;

(b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrower and CLI, copies of the unaudited consolidated balance sheet of (i) the Borrower and (ii) CLI and its Subsidiaries, in each case as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s or CLI’s, as the case may be, fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower or CLI, as the case may be, that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower or CLI and its Subsidiaries, as the case may be, on the date thereof (subject to normal year-end adjustments made in accordance with GAAP and the absence of footnotes);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing the Consolidated Tangible Net Worth of CLI and its Subsidiaries and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by CLI or any of its Subsidiaries with the Securities and Exchange Commission;

(e) (i) on each Determination Date and (ii) within five (5) Business Days prior to the date of any removal or sale of any assets from the Borrowing Base, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, sale date or other date so requested by the Agent;

(f) together with the quarterly financials delivered pursuant to Section 8.4(b), a separate calculation of the Utilization Rate for the Eligible Containers as

a group and a separate weighted average calculation of the per diem rate for the preceding fiscal quarter for the Eligible Containers as a group; and

(g) from time to time such other financial data and information (including accountants’ management letters) as the Agent or any Lender may reasonably request.

8.5. Notices.

8.5.1. Defaults. The Borrower will, within three (3) days of the occurrence thereof, notify the Agent in writing of the occurrence of any Default, Event of Default, Cash Trapping Event, or Early Amortization Event, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other enforcement action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2. Environmental Events. The Borrower will provide notice to the Agent within ten (10) days (a) of any violation of any Environmental Law that the Borrower reports in writing or is reportable by the Borrower (to the extent that such violation is known or knowable to the Borrower after reasonable investigation and diligence) in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency or any Governmental Authority of a potential environmental liability that would have a Material Adverse Effect.

8.5.3. Notification of Claim against Collateral. The Borrower will, within three (3) days of becoming aware thereof, notify the Agent in writing of any Lien upon any of the Collateral if the aggregate value of the affected Collateral is $100,000 or more.

8.5.4. Notice of Litigation and Judgments. The Borrower will give notice to the Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or to which the Borrower is or becomes a party involving an uninsured claim against the Borrower that could reasonably be expected to have a Material Adverse Effect on the Borrower and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent and each of the Lenders, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $250,000.

8.5.5. Notices Concerning Tax Treatment. In the event the Borrower determines to take any action inconsistent with its intention to not treat the Credit Loans, Letters of Credit and/or related transactions hereunder as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), it will promptly notify the Agent in writing thereof and will provide the Agent with a duly completed copy of IRS Form 8886 or any successor form.

8.6. Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises, except as otherwise contemplated or not prohibited by this Credit Agreement. It (a) will cause all of its properties and those of its Subsidiaries material to the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided, that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

8.7. Insurance. The Borrower will, and will cause each of the Lessees except as otherwise permitted under the Management Agreement, to maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.8. Taxes. The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower will pay all such material taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9. Inspection of Properties and Books, etc.

8.9.1. General. The Borrower shall permit the Agent, any Initial Lender, or any of its designated representatives:

(a) if no Default or Event of Default then exists, once per year at the expense of the Borrower, and otherwise at the expense of the Lenders and at such reasonable times and intervals as the Agent or any Lender may reasonably request in writing, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base; and

(b) if a Default or Event of Default then exists, at the expense of the Borrower at all such times and as often as the Agent or any Initial Lender requests, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.

8.9.2. Commercial Finance Examinations. Once during each calendar year (provided that the Agent and the Lenders shall use commercially reasonable efforts to schedule such examination simultaneously with the commercial finance examination of the Manager pursuant to the Management Agreement), or more frequently if the Agent or any Lender reasonably determines or if an Event of Default shall have occurred and be continuing, upon the request of the Agent or any Lender, the Borrower will obtain and deliver to the Agent or, if the Agent so elects, will cooperate with the Agent in obtaining, a report of an independent commercial finance examiner satisfactory to the Agent (which may be affiliated with one of the Lenders) with respect to the Eligible Containers and Eligible Direct Finance Leases included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Eligible Containers and Eligible Direct Finance Leases. Prior to an Event of Default, one (1) such commercial finance examinations per annum shall be conducted and made at the expense of the Borrower and any additional commercial finance examinations shall be conducted and made at the expense of the Lenders. After the occurrence and during the continuance of an Event of Default, all such commercial finance examinations shall be conducted and made at the expense of the Borrower. The Agent agrees to make all such commercial finance examinations available to each of the Lenders.

8.10. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (b) the provisions of its Governing Documents and (c) all material agreements and instruments by which it or any of its properties may be bound, except where, in all such instances, the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

8.11. Use of Proceeds.

8.11.1. General. The Borrower will use the proceeds of the Credit Loans solely to (i) acquire from the Seller on the Closing Date the Collateral in accordance with the terms of the Contribution and Sale Agreement, and (ii) for other general business purposes.

8.11.2. Regulations U and X. No portion of any Credit Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.11.3. Ineligible Securities. No portion of the proceeds of any Credit Loans is to be used for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.12. Employee Benefit Plans. The Borrower will (a) upon the Agent’s request, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) within thirty (30) days after receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.13. Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to satisfactorily effectuate the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.14. Non-Consolidation of the Borrower.

(a) The Borrower shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person. Without limiting the foregoing the Borrower shall (1) conduct its business in its own name, (2) maintain its books and records separate from those of any other Person, (3) maintain its bank accounts separate from those of any other Person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations and (9) observe all other appropriate organizational formalities.

(b) Notwithstanding any provision of law which otherwise empowers the Borrower, the Borrower shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its limited liability company name and through its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its stockholders, (4) other than as permitted in (i) during the Servicing Transition Period, the Management Agreement and (ii) thereafter, the Management Agreement and the Intercreditor Agreement, commingle its funds or other assets with those of any other person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Credit Agreement) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Borrower or engage in any other activity not contemplated by this Credit Agreement and related documents.

8.15. Investment Company Act. The Borrower will conduct its operations, and will cause the Manager to conduct the Borrower’s operations, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.

8.16. Payments of Collateral. If the Borrower shall receive from any Person any payments with respect to the Collateral (to the extent such Collateral has not been released from the Lien of the Security Documents), the Borrower shall receive such payment in trust for the Agent and the Lender, and subject to the security interest in favor of the Agent and shall immediately deposit such payment in the Trust Account.

8.17. UNIDROIT Convention. The Borrower shall comply with the terms and provisions of the UNIDROIT Convention or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted by the container leasing industry.

8.18. Hedging Requirements. Not later than July 31, 2007, the Borrower shall enter into and maintain one or more Interest Rate Hedge Agreements having an average aggregate notional balance of not less than an amount equal to seventy-five percent (75%) of the Aggregate Note Principal Balance, each as determined on such Determination Date (after giving effect to all payments to be made on the corresponding Payment Date). The Borrower will not allow the aggregate notional balance of such Interest Rate Hedge Agreements to exceed one hundred percent (100%) of the then Aggregate Note Principal Balance. All payments made by an Interest Rate Hedge Provider shall be deposited directly into the Trust Account in accordance with Section 4.1 hereof.

9. CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Credit Loan or Note is outstanding or any Lender has any obligation to make any Credit Loan:

9.1. Restrictions on Indebtedness. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;

(b) Indebtedness under Interest Rate Hedge Agreements in accordance with Section 8.18; and

(c) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

9.2. Restrictions on Liens. The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse;

provided, that the Borrower may create or incur or suffer to be created or incurred or to exist:

(i) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(ii) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 60 days after the Borrower or the Manager has knowledge thereof or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Agent or the Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(iii) Liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents;

(iv) Liens consisting of interests of lessees of the Containers or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(v) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower under Article IV of the Uniform Commercial Code.

9.3. Restrictions on Investments. The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a) Eligible Investments with respect to funds on deposit in the Trust Account;

(b) Investments consisting of accounts receivable owing to the Borrower in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with Lessees arising in the ordinary course of business;

9.4. Restricted Payments. The Borrower will not make any Restricted Payments if a Default, an Event of Default or Early Amortization Event is then continuing or would result from such payment; provided, that the Borrower may make payments to its Affiliates with respect to services rendered or products delivered to the extent not prohibited by Section 9.11.

9.5. Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions. The Borrower will not become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person (other than the acquisition of Containers in the ordinary course of business consistent with past practices shall not be prohibited).

9.5.2. Disposition of Assets.

9.5.2.1. The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of assets, other than pursuant to Section 9.5.2.2 or (a) the sale of Investments permitted pursuant to Section 9.3 hereof; (b) leases of assets in the ordinary course of business consistent with past practices. (c) in connection with a substitution pursuant to the Contribution and Sale Agreement, (d) sales of Containers to Persons that are not Sanctioned Persons for Net Cash Sales Proceeds of not less than the sum of the then Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of the Containers and/or Leases to be sold, regardless of whether such sales are considered to have been made in the ordinary course of business, (e) so long as an Early Amortization Event or Event of Default is not then continuing or would result from such sale of Containers and/or Leases, sales of Containers and/or Leases, in the ordinary course of business (including any such sales resulting from the sell/repair decision of the Manager) to Persons that are not Sanctioned Persons regardless of the amount of Net Cash Sales Proceeds realized therefrom, (f) in connection with a sale to a Lessee or its designee pursuant to the terms of a Direct Finance Lease, (g) sales of obsolete or irreparably damaged Containers to Persons that are not Sanctioned Persons, (h) for so long as an Early Amortization Event shall have occurred and be continuing, sales of Containers to unaffiliated third parties (that are not Sanctioned Persons) in bonafide arm’s length transactions within the normal course of business for Net Cash Sales Proceeds not less than the sum of the Net Book Value or Net Present Value of Direct Finance Lease Receivables, as the case may be, of such Containers (including any such sales resulting from the sell/repair decision of the Manager), so long as (i) the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all such Containers shall not exceed an amount equal to (A) ten percent (10)% per annum and (B) a cumulative amount on an aggregate basis of twenty-five percent (25%), determined in each case based on the average Borrowing Base as of the last day of each of the four (4) immediately preceding

Collection Periods, as determined at the time of such event and (ii) immediately following such sale, no Early Amortization Event shall then exist.

9.5.2.2. The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of all or substantially of the Containers subject to a Direct Finance Lease unless, immediately after giving effect to such transaction, no Borrowing Base Deficiency would then exist.

9.6. Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7. Compliance with Environmental Laws. The Borrower will not (a) use any Container for the handling, processing, storage or disposal of Hazardous Substances in any material respect, (b) otherwise use any Container or Generator in any manner that would violate in any material respect any Environmental Law or bring such Container or Generator, as the case may be (with respect to each clause (a) or (b) of this Section), in violation of any Environmental Law in any material respect.

9.8. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its ERISA Affiliates; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its ERISA Affiliates pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9. Business Activities. The Borrower will not change the general nature of their primary businesses conducted by them on the Closing Date.

9.10. Fiscal Year. The Borrower will not change the date of the end of its fiscal year from that set forth in Section 7.4.1.

9.11. Transactions with Affiliates. Except as expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided, this Section 9.11 shall not prohibit any of the transactions between the Borrower and CLI contemplated by the Loan Documents.

9.12. [Reserved].

9.13. Other Agreements.

(a) The Borrower will not after the Closing Date enter into, or become a party to, any agreements or instruments other than (i) the Loan Documents or any other agreement(s) contemplated hereby or thereby or related hereto or thereto, (ii) any agreement(s) for disposition of the Containers and Leases permitted by the terms of this Credit Agreement, and (iii) any agreement(s) for the sale or re-lease of a Container made in accordance with the provisions of the Management Agreement.

(b) The Borrower will not amend, modify or waive any provision of any Loan Documents or give any approval or consent or permission provided for therein, except in accordance with the express terms of such Loan Document.

9.14. Charter Documents. The Borrower will not amend or modify its organizational documents.

9.15. Capital Expenditures. The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition of additional Containers from the Seller in accordance with the terms of the Contribution and Sale Agreement or (b) capital improvements to the Containers made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

9.16. Permitted Activities; Compliance with Organizational Documents. The Borrower will not engage in any activity or enter into any transaction except as permitted under its organizational documents as in effect on the date on which this Credit Agreement is executed. The Borrower will observe all company, organizational and managerial procedures required by its organizational documents and applicable law.

9.17. Subsidiaries. The Borrower shall not create any Subsidiaries.

9.18. Amendment of Intercreditor Agreement. The Borrower shall not consent to any amendment, modification or revision to the Intercreditor Agreement except for any supplement thereto needed to designate an additional “Managed Equipment Owner” or “Managed Equipment Lender”, as each such term is defined in the Intercreditor Agreement.

9.19. Depreciation Policy. The Borrower will not amend or modify the depreciation policy in effect on the Closing Date with respect to the Containers included in the Borrowing Base, except if the resulting depreciation policy shall be at least as conservative as the depreciation policy in effect on the Closing Date (e.g., use of such depreciation policy would result in (a) a higher annual amount of depreciation or (b) a lower estimated residual value) and is otherwise in accordance with GAAP.

9.20. OFAC. The Borrower shall not lease, or consent to the sublease of, a Container to a “prohibited person” or an entity organized in a “prohibited jurisdiction”. If the Borrower obtains knowledge that a Container is subleased to a “prohibited person” or located or used in a “prohibited jurisdiction” (other than by the United States government, or pursuant to a license issued by the Office of Foreign Assets Control), then the Borrower shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Borrowing Base for so long as such condition continues.

10. [RESERVED].

11. CLOSING CONDITIONS.

The obligations of the Lenders to make the Credit Loans shall be subject to the satisfaction of the following conditions precedent:

11.1. Loan Documents, etc. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agent and the Agent’s Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent or any Lender may reasonably request.

11.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent and each Lender. Each Lender shall have received a fully executed copy of each such document.

11.2. Certified Copies of Governing Documents. The Agent shall have received from each of the Borrower, the Seller and the Manager a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrower, the Seller and the Manager of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to each of the Lenders.

11.4. Incumbency Certificate. The Agent shall have received from each of the Borrower, the Seller and the Manager an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person each of the Loan Documents to which it is or is to become a party; (b) to make Credit Loan Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

11.6. Perfection Certificates and UCC Search Results. The Agent shall have received from each of the Borrower, the Seller and ICL, a completed and fully executed Perfection Certificate and the results of UCC and similar domestic searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

11.7. Financial Statements. The Agent shall have received the financial statements described in Section 7.4.2, in form and substance reasonably satisfactory to the Agent and each Lender.

11.8. Certificates of Insurance. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

11.9. Acquisition. The Agent shall have received from the Borrower evidence acceptable to the Agent and each Lender that the Acquisition has been consummated on terms and conditions acceptable to the Agent and the Required Lenders.

11.10. Borrowing Base Report. The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of the Closing Date.

11.11. Solvency Certificate. Each of the Lenders shall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

11.12. Opinion of Counsel. The Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent, from:

(a) Sidley Austin LLP, special counsel to the Borrower, the Seller and the Manager;

(b) Lisa Leach, Esq., general counsel to the Borrower and the Manager;

(c) Lex Caribbean, Barbados counsel to ICL;

11.13. Payment of Fees. The Borrower shall have paid to the Lenders or the Agent, as appropriate, the Fees and shall have paid all reasonable outstanding legal and other professional fees pursuant to Section 16.2.

11.14. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Affiliates contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Credit Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents and no Default, Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the making of such Credit Loan. The Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

11.15. Equity Investments. The transaction described in the Merger Agreement shall have occurred.

11.16. Indebtedness to be Paid. The Agent and each Lender shall have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Collateral shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated.

11.17. Acquired Business Financial Statements. The Agent and each Lender shall have received (a) audited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the three fiscal years ended before the Closing Date (without any qualified audit opinion thereon) and (b) unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each completed fiscal quarter since the date of such audited financial statements ended at least 45 days prior to the Closing Date, all of which shall be prepared in accordance with U.S. GAAP.

11.18. Pro Forma Financial Statements; Projections. The Lenders shall have received a pro forma consolidated balance sheet of each of (a) CLI and its Subsidiaries and (b) the Borrower, in each case as of the Balance Sheet Date, after giving effect to the Credit Loans to be made on the Closing Date, together with a certificate of an authorized officer of an entity acceptable to the Agent and each Lender to the effect that (i) such statements (other than financial projections) accurately present in all material respects the pro forma financial position of each of (x) CLI and its Subsidiaries and (y) the Borrower in accordance with U.S. GAAP and (ii) all financial projections have been prepared in good faith based upon assumptions believed by management to be reasonable at the time made. The Fortress Entities and the Acquired Business shall have delivered the Acquired Business’s most recent projections through the 2009 fiscal year.

11.19. No Material Adverse Change. There shall not have been a Material Adverse Effect with respect to CLI and its Subsidiaries since December 31, 2006, except as disclosed in the unaudited financial statements for the fiscal quarter ender March 31, 2007 delivered to the Lenders.

11.20. Maximum Number of Funding Dates. After giving effect to the Requested Credit Loan, the Lenders shall not have made more than two (2) Credit Loans to the Borrower.

12. [RESERVED].

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay the then unpaid principal of the Credit Loans when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment (other than as set forth in Section 3.2.1, which failure to pay is dealt with in Section 13.1 (m) hereof);

(b) the Borrower shall fail to pay (i) on any Payment Date any interest on the Credit Loans or any Fees then due and payable, or (ii) other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days of the date the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (other than as set forth in Section 3.2.1, which failure to pay is dealt with in Section 13.1 (m) hereof);

(c) the Borrower shall fail to comply (i) with any of its covenants contained in Section 9 (with the exception of Section 9.7), or (ii) within ten (10) days after the delivery dates required therein, with any of its covenants contained in Sections 8.4 or 8.9;

(d) the Borrower shall default in the observation or performance of any other covenant (not otherwise covered by Section 13.1) of the Borrower set forth in this Credit Agreement or other Loan Document, which continues for a period of thirty (30) days after the earliest of (x) any Senior Executive Officer of the Borrower, first acquiring knowledge thereof, (y) the Agent’s giving written notice thereof to the Borrower, or (z) any Lender giving written notice thereof to the Borrower and the Agent.

(e) any representation or warranty of the Borrower or the Seller (other than, in the case of the Seller, the Container Representations and Warranties) made in any other Loan Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which continues and if capable of cure, the continuance of such condition for a period of thirty (30) days after the earliest of (i) any Senior Executive Officer of the Borrower or the Seller, as the case may be, first acquiring knowledge thereof, (ii) the Agent’s giving written notice thereof to the Borrower or the Seller, as the case may be, or (iii) any Lender giving written notice thereof to the Borrower or the Seller, as the case may be, and the Agent;

(f) All of the following: (A) a Manager Default shall have occurred and be continuing, (B) the Required Lenders have notified the Manager of their intent to locate a successor Manager in accordance with the terms of the Loan Documents and (C) no successor Manager shall have assumed the duties of the Manager pursuant to a successor management agreement in accordance with the terms of the Management Agreement and the other Loan Documents within the earlier of (i) sixty (60) days from the date on which the Required Lenders shall notify the Manager of their intent to locate a successor Manager in accordance with the terms of the Loan Documents and at any time during such sixty (60) day period a Borrowing Base Deficiency shall exist or (ii) ninety (90) days from the date which the Required Lenders shall notify the Manager of their intent to locate a successor Manager in accordance with the terms of the Loan Documents;

(g) the Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower or shall commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under any Insolvency Law as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower not covered by insurance exceeds in the aggregate $250,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Agent’s security interests, mortgages or liens in of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower party thereto or any of their respective members or stockholders (as the case may be), or any court of competent jurisdiction or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $250,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $250,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided, that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $250,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) CLI shall at any time (i) own less than all of the Capital Stock of the Borrower unless waived by the Required Lenders or (ii) fail to have sole control of the Borrower and, legally and beneficially, own less than a majority of 51% of Capital Stock of the Borrower unless waived by the Required Lenders;

(m) the Aggregate Note Principal Balance exceeds the Borrowing Base at such time and the Borrower does not remedy such situation (by payment of the amount set forth in Section 3.2 or otherwise) within sixty (60) days; or

(n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect;

(o) if on any Determination Date, the Utilization Ratio is less than sixty percent (60%);

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Lender.

13.2. Reserved.

13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Credit Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Credit Loans may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall, to the extent permitted by applicable law, be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b) Second, to all other Obligations; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Fees and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9 615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or, to the extent directed by applicable legal authority, to such other Persons as are legally entitled thereto.

14. THE AGENT.

14.1. Authorization; Reliance by Agent.

(a) Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citigroup Global Markets Realty Corp. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of, nor otherwise have any incremental obligations on account of, any of such provisions.

(b) The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) The relationship between the Agent and each of the Lenders is that of an independent contractor. The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.

(d) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.

14.2. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

14.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.3 or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or an Event of Default unless and until notice describing such Default or an Event of Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or an Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value of any Collateral or (vi) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

14.4. No Representations.

14.4.1. General. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower.

14.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in Section 11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

14.4.3. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.5. Payments.

14.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Agent its pro rata share of any Credit Loan or (b) to comply with the provisions of Section 16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Credit Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Credit Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Credit Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Credit Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Credit Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6. Holders of Notes. The Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7. Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 16.2 or Section 16.3 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of each Lender under this Section 14.7 are several.

14.8. Rights as Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

14.9. Resignation of Agent. The Agent may at any time by giving thirty (30) days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) unless a Default or Event of Default shall have occurred and be continuing, shall be acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent which shall be a financial institution having a rating of not less than “A” or its equivalent by S&P. If the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged. from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring (or retired) Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring (or retired) Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 16.3 shall continue in effect for the benefit of such retiring (or retired) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring (or retired) Agent was acting as Agent.

14.10. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 14.10, the Agent shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11. Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12. Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower, the Agent (irrespective of whether the principal of any Credit Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under the terms of this Credit Agreement and the other Loan Documents) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.1, 5.1 and 16.2.

(c) Nothing contained herein shall authorize the Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

14.13. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

15. ASSIGNMENT.

15.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c) any assignment of a Commitment must be approved by the Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund; and

(d) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.1.2, 5.1.4, 5.4, 5.5, 5.6, and 5.8 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 16.3 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.

15.3. Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Credit Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).

The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4. Participations. Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and (d) so long as no Default or Event of Default has occurred and is then continuing, the approval of the Borrower (such approval not to be unreasonably withheld or delayed if, after giving effect to the participation under consideration, each Initial Lender shall hold interest in Credit Loans having an aggregate unpaid principal balance of at least 51% of the Commitment of such Lender on the Closing Date) shall be required to the sale of a participant interest to a Person other than (i) an Initial Lender, (ii) an Affiliate of an Initial Lender, and (iii) an Approved Fund.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 16.12(a) or Section 16.12(b), that in each case, affects such Participant. Subject to the last paragraph of this Section 15.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1.2, 5.1.4, 5.4, 5.5, 5.6 and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Sections 15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 16.1 as though it were a Lender.

A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.1.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.1.3 as though it were a Lender.

15.5. Certain Pledges. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act,

12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.6. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). The Borrower, at its own expense, shall, promptly upon its receipt thereof, execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes (after giving effect to any permanent reductions in the applicable Commitments), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

15.7. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16. PROVISIONS OF GENERAL APPLICATIONS.

16.1. Setoff; Proration of Payments. The Borrower hereby grants to the Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may, to the extent permitted by applicable law, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY

OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it, its proportionate payment as contemplated by this Credit Agreement; provided, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of the Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein as provided in the Fee Letter, including all commercial finance examination charges, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with the Borrower in connection herewith and (e) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings relating to the Loan Documents. The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Agent, its affiliates, its sub-agents, each Lender, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character (other than taxes) arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Credit Loans, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereof, (d) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 16.3 were caused by such Indemnified Party’s own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Lenders and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. To the extent that the respective interests of the Lenders and the Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Lenders and the Agent using their reasonable good faith judgment), the Lenders and the Agent shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4. Treatment of Certain Confidential Information.

16.4.1. Confidentiality. Each of the Lenders and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Agent, or to auditors or accountants, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this Section 16.4.1, (e) to the Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Agent, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this Section 16.4.1, (h) to any actual or prospective assignee or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee or counterparty, as the case may be, agrees to be bound by the provisions of Section 16.4 or (i) with the prior written consent of the Borrower. Notwithstanding anything herein to the contrary: (i) each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, beginning immediately upon commencement of discussions regarding the transactions contemplated hereby, and without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or such employee, representative or other agent of such party) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby; and (ii) any Lender may disclose confidential information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

16.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3. Other. In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower. The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of any interest in any of the Credit Loans and shall apply to all information delivered to such Person either before or after the date of this Credit Agreement.

16.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Credit Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Credit Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder that the matters set forth therein are true and correct in all material respects as of the time delivered.

16.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at One Maynard Drive, Park Ridge, New Jersey 07656, Attention: Lisa Leach, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Agent, at 388 Greenwich St. 19th Floor, New York, NY 10013, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the confirmation of transmission of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or the Notes.

16.7. Governing Law; Submission to Jurisdiction; Waiver of Venue. THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

16.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9. Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11. Waiver of Jury Trial. THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Credit Loans, or reduce the rate of interest on the Notes (other than interest accruing pursuant to Section 5.10 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment (it being understood that any amendments or waivers that have the effect of waiving or eliminating any Default or Event of Default shall not constitute an increase in any Lender’s Commitment);

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Credit Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Credit Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if the Borrower becomes a debtor under the Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b) without the written consent of all of the Lenders, amend or waive this Section 16.12 or the definition of Required Lenders;

(c) without the written consent of the Agent, amend or waive Section 14, the amount or time of payment of the Fees payable for the Agent’s account or any other provision applicable to the Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The Required Lenders shall take such actions, including executing and filing appropriate releases in connection with a sale, transfer or other disposition (including by lease) of Collateral permitted by the terms of this Credit Agreement.

16.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14. Joint Lead Arranger. Each of the Joint Lead Arrangers shall not have any additional rights or obligations under this Credit Agreement solely as a consequence of holding such title.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

CLI FUNDING II LLC, as Borrower
By:	/s/ Lisa D. Leach
Name:	Lisa D. Leach
Title:	VP and General Counsel

Credit Agreement

BEAR STEARNS CORPORATE LENDING INC., as Lender
By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

Credit Agreement

BEAR, STEARNS & CO. INC., as Joint Lead Arranger
By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

Credit Agreement

CITIGROUP GLOBAL MARKETS REALTY CORP., as Lender and Joint Lead Arranger
By:	/s/ John Pawlowski
Name:	John Pawlowski
Title:	Authorized Signer

Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Susan LeFevre
Name:	Susan LeFevre
Title:	Director
By:	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

Credit Agreement

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger
By:	/s/ Craig Frehron
Name:	Craig Frehron
Title:	MD
By:	/s/ Kristoffe Mack
Name:	Kristoffe Mack
Title:	MD

Credit Agreement

CITIGROUP GLOBAL MARKETS REALTY CORP., as Agent
By:	/s/ John Pawlowski
Name:	John Pawlowski
Title:	Authorized Signer

Credit Agreement

Schedule 1

Lenders and Commitments

Lenders	Commitment	Commitment Percentage
Bear Stearns Corporate Lending Inc.	$135,000,000	33.333%
Citigroup Global Markets Realty Corp.	$135,000,000	33.333%
Deutsche Bank Trust Company Americas	$135,000,000	33.333%

Credit Agreement